Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PVG GP, LLC

Dated as of June 7, 2010

The Membership Interests referred to in this Second Amended and Restated Limited Liability Company Agreement of PVG GP, LLC have not been registered under the Securities Act of 1933 or any other securities laws, and such Membership Interests may not be Transferred (as defined herein) without appropriate registration or the availability of an exemption from such registration requirements.

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5.5.	General Disposition Restriction	10
5.6.	Admission of Assignee as a Member	10
5.7.	Requirements Applicable to All Dispositions and Admissions	10

	ARTICLE VI
	MANAGEMENT

6.1.	Management by Board of Directors and Executive Officers	11
6.2.	Number; Qualification; Tenure	12
6.3.	Regular Meetings	12
6.4.	Special Meetings	12
6.5.	Notice	13
6.6.	Action by Consent of Board	13
6.7.	Conference Telephone Meetings	13
6.8.	Quorum	13
6.9.	Resignation	13
6.10.	Committees	14
6.11.	Intentionally Omitted	14
6.12.	Elected Officers	14
6.13.	Election and Term of Office	15
6.14.	Chief Executive Officer; Chairman of the Board	15
6.15.	President	15
6.16.	Chief Financial Officer	15
6.17.	Vice Presidents	16
6.18.	Controller	16
6.19.	Secretary	16
6.20.	Removal of Officers	17
6.21.	Vacancies	17

	ARTICLE VII
	LIMITATION OF LIABILITY; INDEMNIFICATION

7.1.	Limitation of Liability	17
7.2.	Limitation of Liability	17
7.3.	Right to Indemnification	17
7.4.	Enforcement of Indemnification	18
7.5.	Advancement of Expenses	18
7.6.	Non-Exclusivity	19
7.7.	Insurance	19
7.8.	Amendment and Vesting of Rights	19
7.9.	Definitions	19
7.10.	Severability	20

	ARTICLE VIII
	TAXES, BOOKS AND BANK ACCOUNTS

8.1.	Tax Returns	21

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8.2.	Tax Characterization	21
8.3.	Maintenance of Books	21
8.4.	Bank Accounts	21

	ARTICLE IX
	DISSOLUTION AND TERMINATION

9.1.	Events Causing Dissolution	21
9.2.	Effect of Dissolution	22
9.3.	Application of Proceeds	22
9.4.	Certificate of Cancellation	22

	ARTICLE X
	MISCELLANEOUS

10.1.	Title to the Property	23
10.2.	Nature of Interest in the Company	23
10.3.	Intentionally Omitted	23
10.4.	Notices	23
10.5.	Waiver of Default	23
10.6.	No Third Party Rights	24
10.7.	Entire Agreement	24
10.8.	Amendment	24
10.9.	Severability	24
10.10.	Binding Agreement	24
10.11.	Headings	24
10.12.	Counterparts	24
10.13.	Governing Law	24

Schedule A	Schedule of Capital Contributions, Membership Interest and Percentage Interest

Schedule B	Names of Officers

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PVG GP, LLC

a Delaware Limited Liability Company

This Second Amended and Restated Limited Liability Company Agreement of PVG GP, LLC, dated as of June 7, 2010 and effective immediately prior to the closing of the secondary public offering of common units in Penn Virginia GP Holdings, L.P., a Delaware limited partnership (“PVG”), on June 7, 2010, is adopted, executed and agreed to, for good and valuable consideration, by PVG, as the sole Member (as defined below).

RECITALS

1. The Company was originally formed as a Delaware limited liability company by (i) the filing of the Certificate of Formation of the Company, dated as of September 6, 2006 (the “Original Filing Date”) with the Secretary of State of the State of Delaware pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”); and (ii) the execution of the Limited Liability Company Agreement of the Company, dated September 6, 2006 (the “Initial Limited Liability Company Agreement”), by Penn Virginia Resource GP Corp., a Delaware corporation (“PVR GP Corp”), as the sole member.

2. PVR GP Corp entered into the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 8, 2006, as amended by Amendment No. 1 thereto, dated as of March 31, 2010 (as so amended, the “First A&R LLC Agreement”), which amended and restated the Initial Limited Liability Company Agreement in its entirety.

3. Pursuant to the Contribution Agreement, dated as of June 7, 2010 (the “Contribution Agreement”), among PVG, the Company and PVR GP Corp, (i) PVR GP Corp assigned all of the Membership Interests to PVG, (ii) simultaneously with such assignment, PVG was admitted to the Company as the sole member of the Company and PVR GP Corp ceased to be a member of the Company, and (iii) the Company was continued without dissolution.

4. Pursuant to Section 10.8 of the First A&R LLC Agreement, the sole Member (as defined in the First A&R LLC Agreement) may amend and restate the First A&R LLC Agreement without the consent of any other parties.

NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PVG hereby agrees to amend and restate the First A&R LLC Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined Herein.

In addition to terms defined elsewhere in this Agreement, the following terms have the respective meanings set forth below or in the Sections referred to below:

“Act” has the meaning given such term in the recitals.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of PVG GP, LLC, dated the date hereof, as amended from time to time.

“Applicable Law” means (a) any United States Federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange, quotation system, over-the-counter market or Commission recognized trading market on which securities issued by PVG are listed or quoted.

“Assignee” means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article V.

“Audit Committee” has the meaning set forth in Section 6.10(b).

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” and “Board of Directors” have the meaning set forth in Section 6.1.

“Capital Contribution” means, with respect to any Member, the amount of money and the Fair Value of any Property (other than money) contributed or deemed contributed to the

Company with respect to the Membership Interest acquired by such Member pursuant to the terms of this Agreement.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

“Commission” means the Securities and Exchange Commission.

“Company” means PVG GP, LLC, a Delaware limited liability company, except, for purposes of Article VII, as modified pursuant to Section 7.9(a).

“Conflicts Committee” has the meaning set forth in Section 6.10(c).

“Contribution Agreement” has the meaning set forth in the recitals.

“defense” for purposes of Article VII, has the meaning set forth in Section 7.9(d).

“Director” means each of the individuals selected pursuant to Article VI to serve on the Board of Directors.

“Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary or involuntary, or by operation of Applicable Law or otherwise.

“Disposing Member” has the meaning set forth in Section 5.6.

“Distributions” means any distributions by the Company to the Members in respect of Membership Interests held by the Members.

“electronic transmission” has the meaning set forth in Section 10.4.

“ERISA excise taxes” has the meaning set forth in Section 7.9(c).

“Fair Value” of an asset means its fair market value.

“First A&R LLC Agreement” has the meaning set forth in the recitals.

“Governmental Authority” means any United States Federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Independent Director” has the meaning set forth in Section 6.10(b).

“Initial Limited Liability Company Agreement” has the meaning set forth in the recitals.

“Limited Partner” has the meaning given such term in the Partnership Agreement.

“Liquidation Proceeds” has the meaning set forth in Section 9.2.

“Member” means PVG, as the member of the Company, and each Person who is subsequently admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company, so long as such Person continues to own, beneficially and of record, a Membership Interest.

“Membership Interest” means a Member’s limited liability company interest in the Company which refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a member of the Company, all as provided in this Agreement, the Certificate and the Act, including, but not limited to, the Member’s interest in the capital, income, gain, deductions, Distributions, losses and credits of the Company.

“Notice” has the meaning set forth in Section 10.4.

“NYSE” has the meaning set forth in Section 6.10(b).

“officer” means a person appointed as an officer of the Company pursuant to Article VI and, for purposes of Article VII, has the meaning set forth in Section 7.9(f).

“Original Filing Date” has the meaning set forth in the recitals.

“Other Enterprise” has the meaning set forth in Section 7.9(b).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PVG, dated as of October 23, 2007, as amended by Amendment No. 1 thereto, dated as of February 23, 2009, as further amended by Amendment No. 2 thereto, dated as of March 31, 2010, as further amended by Amendment No. 3 thereto, dated as of the date hereof, and as it may be further amended, modified, supplemented or restated from time to time, or any successor agreement thereto.

“Percentage Interest” of each Member means the aggregate percentage of Membership Interests of such Member in the Company, as such percentage may be amended from time to time pursuant to this Agreement. The Percentage Interest of each Member is set forth on Schedule A. Each Percentage Interest will be adjusted as and when required by this Agreement. The Company will maintain a record of the Percentage Interest held by each Member, and such Percentage Interest reflected in such records of the Company will be the conclusive evidence of the Percentage Interest held by each Member, absent manifest error; provided, however, that the total of all Percentage Interests shall always equal 100%.

“Person” means any individual, partnership, limited liability company, limited partnership, corporation, cooperative, estate, trust, association, joint-stock company, unincorporated organization, joint venture, court, governmental agency or any political subdivision thereof, firm or any other entity.

“Proper Officer” or “Proper Officers” means those officers of the Company authorized by the Board to act on behalf of the Company.

“Property” means all properties and assets, personal, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“PVG” has the meaning set forth in the introductory paragraph.

“PVR GP Corp” has the meaning set forth in the recitals.

“serving at the request of the Company” has the meaning set forth in Section 7.9(e).

“Term” has the meaning set forth in Section 2.11.

“Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise. When referring to a Membership Interest, “Transfer” shall mean the Transfer of such Membership Interest whether of record, beneficially, by participation or otherwise.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

1.2. Other Definitional Provisions.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, have the respective meanings given to them under United States generally accepted accounting principles.

(b) The words “hereof,” “herein,” “hereunder” and “hereinafter” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specified or the context otherwise requires.

(c) Words of the singular number are deemed to include the plural number, and vice versa, where applicable, unless the context otherwise requires.

(d) The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(e) When verbs are used as nouns, the nouns correspond to such verbs and vice versa.

(f) All references to Articles, Sections, Subsections, Schedules and Exhibits refer to articles, sections, subsections, schedules and exhibits in this Agreement, unless otherwise specified, each of which is made a part for all purposes.

(g) The gender of all words used in this Agreement includes the masculine, feminine and neuter.

ARTICLE II

GENERAL

2.1. Formation.

(a) PVR GP Corp formed the Company as a Delaware limited liability company by the filing of the Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act. Pursuant to the Contribution Agreement, PVG acquired all of the Membership Interests and was admitted as the sole member of the Company, and hereby continues as the sole member of the Company. The rights and liabilities of the Members shall be as provided in the Act except as provided herein. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

2.2. Name.

The name of the Company is as stated in the Certificate, and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.

2.3. Purpose of the Company.

The purposes of the Company are to carry on any lawful business, purpose or activity permitted by the Act. The Company shall be authorized to engage in any and all other activities, whether or not related to the foregoing, which in the judgment of the Board may be beneficial or desirable. Subject to the limitations expressly set forth in this Agreement, the Company shall have the power and authority to do any and all acts and things deemed necessary or desirable by the Board to further the Company’s purposes and carry on its business.

2.4. Powers.

In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company will have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.5. Principal Office.

The principal office of the Company shall be located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087 or such other place(s) as the Board may determine from time to time.

2.6. Registered Office and Registered Agent.

The location of the registered office and the name and address of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate.

2.7. Intentionally Omitted.

2.8. Liability of Members, Directors and Officers.

Except as required by the Act, no Member, Director or officer, solely by reason of being a Member, Director or officer, will be liable for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Director, officer, agent or employee of the Company. The failure of the Company (acting in its own capacity or as the general partner of PVG) to observe any formalities or requirements relating to the exercise of its powers or management of its (or PVG’s) business or affairs will not be grounds for imposing liability on any Member, Director or officer for the debts, obligations or liabilities of the Company or PVG.

2.9. Qualification and Authorization; Membership Interest Not Acquired for Resale.

Each Member hereby represents and warrants to the Company and to each other Member that: (a) in the case of a Member that is not a natural person, that the Member is duly organized , validly existing and in good standing under the law of its state of organization and that it has the requisite power and authority to execute this Agreement and to perform its obligations hereunder; (b) the Member is acquiring a Membership Interest for such Member’s own account as an investment and without an intent to distribute such Membership Interest; and (c) the Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws, and such Member’s Membership Interest may not be resold or Transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

2.10. Foreign Qualification.

Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Proper Officers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of such officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Proper Officers, a Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.11. Term.

The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation of the Certificate is filed with the Secretary of State of Delaware in accordance with Section 9.4.

2.12. Members.

(a) Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.

(b) Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s Property.

(c) Resignation. Except upon a Transfer of all of its Membership Interests in accordance with this Agreement and the admission of the Assignee as a substitute member of the Company, a Member may not resign from the Company prior to the dissolution and winding up of the Company.

2.13. No State Law Partnership.

If at any time the Company has more than one Member, the Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than Federal and state income tax purposes, and this Agreement shall not be construed to suggest otherwise.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1. Initial Capital Contributions.

Contemporaneously with the effectiveness of this Agreement, the Member shall be deemed to have made a Capital Contribution as set forth next to its name in Schedule A.

3.2. Subsequent Capital Contributions.

The Member may make additional Capital Contributions, but no Member shall have any obligation to make any additional Capital Contributions.

3.3. Return of Contributions.

Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions. A Member is not entitled to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or assets to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE IV

DISTRIBUTIONS

4.1. Distributions.

Subject to Sections 4.2 and 4.3, Distributions to the Member shall be made in such aggregate amounts and at such time as shall be determined by the Board.

4.2. Liquidation Distributions.

Liquidation Proceeds will be applied in the order of priority set forth in the Act.

4.3. Limitations on Distributions.

(a) Notwithstanding any provision of this Agreement to the contrary, no Distributions shall be made except pursuant to this Article IV or Article IX.

(b) Notwithstanding any provision of this Agreement to the contrary, no Distribution hereunder shall be permitted if such Distribution would violate the Act or other Applicable Law.

ARTICLE V

MEMBERSHIP

5.1. Membership Interests; Additional Members.

(a) Each Member owns Membership Interests in the Company as reflected in Schedule A attached hereto, as the same may be amended, modified or adjusted from time to time as provided herein. Each Membership Interest shall correspond to a “limited liability company interest” in the Company as is provided in the Act. The Company shall be the owner of the Property. No Member shall have any ownership interest or right in the Property, including Property conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of a Membership Interest.

(b) Persons may be admitted to the Company as Members on such terms and conditions as the Board determines at the time of admission. The terms of admission or issuance of a Membership Interest must specify the Membership Interest applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The Board may reflect the creation of any new class or group of Members in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment shall be approved by the Board and executed by the Proper Officers. Any such admission is effective only after such new Member has executed and delivered to the Company an instrument containing the Notice address of the new Member, the Member’s ratification of this Agreement and agreement to be bound by it.

5.2. Voting

Except as provided in Section 6.2, to the fullest extent permitted by law, the Member shall not be entitled to consent or vote with respect to any matter relating to the Company, whether such vote or consent would otherwise arise under the Act, at law, in equity or otherwise.

5.3. Access to Information.

Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 5.3 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable Notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

5.4. Liability.

(a) Except as required by the Act, no Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and, unless otherwise provided herein, as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Members in their capacities as members of the Company, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members.

5.5. General Disposition Restriction.

A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this Article V. References in this Article V to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article V, shall be, and is hereby declared, null and void ab initio.

5.6. Admission of Assignee as a Member.

An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Percentage Interest) so Disposed to such Assignee, only if (a) the Member making the Disposition (a “Disposing Member”) has granted the Assignee either (i) all, but not less than all, of such Disposing Member’s Membership Interests or (ii) the express right to be so admitted; and (b) such Disposition is effected in strict compliance with this Article V.

5.7. Requirements Applicable to All Dispositions and Admissions.

Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Board, in its sole and absolute discretion, may waive any of the following requirements:

(a) Disposition Documents. The following documents must be delivered to the Board and must be satisfactory, in form and substance, to the Board:

(i) Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.

(ii) Ratification of this Agreement. With respect to any Disposition, an instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 5.7(a)(i): (A) the Notice address of the Assignee; (B) the Percentage Interests after the Disposition of the Disposing Member and its Assignee (which together must total the Percentage Interest of the Disposing Member before the Disposition); (C) the Assignee’s ratification of this Agreement and agreement to be bound by it; and (D) representations and warranties by the Disposing Member and its Assignee (1) that the Disposition and admission is being made in accordance with Applicable Laws, and (2) that the matters set forth in Section 5.7(a)(i) and this Section 5.7(a)(ii) are true and correct.

(iii) Opinions. With respect to any Disposition, such opinions of counsel regarding tax and securities law matters as the Board, in its sole discretion, may require.

(b) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member, including the legal fees incurred in connection with the legal opinions referred to in Section 5.7(a)(iii).

(c) No Release. No Disposition of Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

ARTICLE VI

MANAGEMENT

6.1. Management by Board of Directors and Executive Officers.

(a) The business and affairs of the Company shall be fully vested in, and managed by, a Board of Directors (the “Board” or the “Board of Directors”), subject to the executive officers elected pursuant to Article VI hereof. The Directors and executive officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the executive officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The executive officers shall be vested with such powers and duties as are set forth in Article VI hereof and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the executive officers who shall be agents of the Company.

(b) In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act or Applicable Law.

6.2. Number; Qualification; Tenure.

(a) The number of Directors constituting the Board shall be five, unless otherwise fixed from time to time (at a number greater than three) pursuant to a resolution adopted by a majority of the Directors, and at all times the composition of the Board shall include at least three Independent Directors. A Director need not be a Member.

(b)(i) The Members and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(b) of the Partnership Agreement as if such section were set forth in full herein and hereby delegate to the Limited Partners the right to elect the Directors at an annual meeting of the Limited Partners to be held by the Company in accordance with Section 13.4(b) of the Partnership Agreement. Such delegation shall not cause the Member to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of the Member with respect to the Company. A Director need not be a Member or a Limited Partner.

(ii) The Limited Partners shall not, as a result of exercising the rights granted under Section 13.4(b) of the Partnership Agreement, be deemed to be Members or holders of Membership Interests as such terms are defined in this Agreement or to be “members,” “managers” or holders of “limited liability company interests” as such terms are defined in the Act. The exercise by a Limited Partner of the right to elect Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(b) of the Partnership Agreement shall be in such Limited Partner’s capacity as a limited partner of PVG, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iii) The Members, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.4(b) of the Partnership Agreement as adopted in this Section 6.2(b).

(iv) The Board, by adoption of a resolution that is approved by the Board and without the consent of any other Person, shall have the authority to provide for staggered elections of Directors in the manner set forth in Section 13.4(b)(v) of the Partnership Agreement.

(v) As of the date of this Agreement, the Directors are A. James Dearlove, Robert J. Hall, William H. Shea, Jr., John C. van Roden, Jr., and Jonathan B. Weller.

6.3. Regular Meetings.

The Board shall meet at least quarterly. The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

6.4. Special Meetings.

A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) any three Directors. The Person or Persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them.

6.5. Notice.

Written notice of all regular meetings of the Board, except for regular meetings scheduled by resolution as set forth in Section 6.3, must be given to all Directors at least 10 days prior to the regular meeting of the Board and two business days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting. Attendance by a Director at a meeting shall be deemed to be a waiver by such Director of notice of such meeting.

6.6. Action by Consent of Board.

Except as otherwise required by Applicable Law, all decisions of the Board shall require the affirmative vote of a majority of the Directors present at a meeting at which a quorum, as described in Section 6.8, is present. To the extent permitted by Applicable Law, the Board may act without a meeting so long as all Directors shall have consented in writing (which may be by electronic transmission) with respect to any Board action taken in lieu of a meeting.

6.7. Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

6.8. Quorum.

A majority of Directors, present in person or participating in accordance with Section 6.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Any act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

6.9. Resignation.

Any Director may resign at any time upon notice of such resignation to the Company. An Independent Director who ceases to meet the independence and experience requirements as set forth most recently by the NYSE shall promptly resign to the extent required for the Company to comply with Applicable Laws.

6.10. Committees.

(a) The Board may establish committees of the Board from time to time and may delegate certain of its responsibilities to such committees.

(b) The Board shall have an audit committee comprised of three Directors, all of whom shall be Independent Directors (the “Audit Committee”). The Audit Committee shall establish a written audit committee charter in accordance with the rules of the New York Stock Exchange, Inc. (the “NYSE”), as amended from time to time. “Independent Director” shall mean Directors meeting the independence and experience requirements as set forth most recently by the NYSE.

(c) The Board may establish a conflicts committee (the “Conflicts Committee”) comprised of two or more Directors, all of whom shall meet the requirements for membership on the Conflicts Committee as set forth in the Partnership Agreement. Any matter approved by the Conflicts Committee in good faith in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to PVG, approved by all of the unitholders of PVG and not a breach by the Company of any fiduciary or other duties owed to PVG by the Company.

(d) The Board may have a compensation committee comprised of one or more Directors to set compensation for officers of the Company and administer any incentive plans put in place by the Company.

(e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 6.5. The Board shall have power at any time to fill vacancies in, or to change the membership of, any committee, or to dissolve any such committee, subject to the applicable rules of the NYSE. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

6.11. Intentionally Omitted.

6.12. Elected Officers.

The executive officers of the Company shall serve at the pleasure of, the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, a Controller and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice

Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Controllers), as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

6.13. Election and Term of Office.

The names and titles of the officers of the Company on the date hereof are set forth on Schedule B hereto. Thereafter, the officers of the Company shall be elected annually by the Board. Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 6.20.

6.14. Chief Executive Officer; Chairman of the Board.

(a) The Chairman of the Board shall preside at all meetings of the Board of Directors. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

(b) The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office which may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer may sign, with the Secretary, an Assistant Secretary or any other Proper Officer of the Company thereunto duly authorized by the Board of Directors, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed. The Chief Executive Officer, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

6.15. President.

The President shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The President, if he is also a Director, shall, in the absence of or because of the inability to act of the Chief Executive Officer, perform all duties of the Chief Executive Officer.

6.16. Chief Financial Officer.

The Chief Financial Officer shall act as the principal financial officer of the Company (in its capacity as general partner of PVG) and shall exercise general supervision over the receipt, custody and disbursement of the Company’s funds and PVG’s funds. The Chief Financial Officer shall perform all duties incidental to such person’s office which may be required by law and all such other duties as are properly required of him by the Board.

6.17. Vice Presidents.

Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors.

6.18. Controller.

(a) The Controller shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Controller shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Controller shall, in general, perform all duties incident to the office of the Controller and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b) Assistant Controllers shall have such of the authority and perform such of the duties of the Controller as may be provided in this Agreement or assigned to them by the Board or the Controller. Assistant Controllers shall assist the Controller in the performance of the duties assigned to the Controller, and in assisting the Controller, each Assistant Controller shall for such purpose have the powers of the Controller. During the Controller’s absence or inability, the Controller’s authority and duties shall be possessed by such Assistant Controller or Assistant Controllers as the Board may designate.

6.19. Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board and committees of the Board. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the

Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

6.20. Removal of Officers.

Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in Section 7.8, an employment contract or under an employee deferred compensation plan.

6.21. Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

7.1. Limitation of Liability.

None of the Members, Directors or officers of the Company will be liable to the Members, the Company or PVG for (a) any action or inaction except to the extent such Person acted in bad faith or engaged in willful misconduct in the performance of such Person’s duties to the Company, the Members or PVG, (b) any action or inaction arising from reliance upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them in good faith or (c) any action or inaction of any agent, contractor or consultant selected by any of them in good faith.

7.2. Limitation of Liability.

No Person will be liable to the Company, its Members or PVG for any loss, damage, liability or expense suffered by the Company, its Members or PVG on account of any action taken or omitted to be taken by such Person as a Director or an officer of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, and in a manner such Person reasonably believes to be in or not opposed to the best interests of the Company or PVG. The liability of a Director or an officer hereunder will be limited only for those actions taken or omitted to be taken by such Person in the discharge of such Person’s obligations in connection with the management of the business and affairs of the Company or any Other Enterprise. The foregoing limitation of liability will apply to all Directors and officers of the Company.

7.3. Right to Indemnification.

The Company will indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member, Director or officer of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against all liabilities and expenses, including judgments, amounts paid in settlement, attorneys’ fees and expenses, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company will not be required to indemnify or advance expenses to any Person on account of such Person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; provided, further, that the Company will not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Board of Directors; provided, further, that a Director or officer will be indemnified hereunder only for those actions taken or omitted to be taken by such Director or officer in the discharge of such Director’s or officer’s obligations in connection with the management of the business and affairs of the Company, PVG or any Other Enterprise. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such Person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The foregoing right to indemnification will apply to all Persons serving as Directors or officers and to all Persons who serve as a representatives of the Company at any time or who serve at any time at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise. Nothing herein prevents one or more of the Members or PVG from indemnifying their respective representatives or directors or officers under such Member’s or PVG’s organizational documents or other agreements. If any Person is entitled to indemnification both from the Company, from a Member or from PVG, then indemnification would come first from PVG, then the Company and thereafter from the Member.

7.4. Enforcement of Indemnification.

If the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Article VII, such Person may maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person will be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including the investigation, defense, settlement or appeal of such action).

7.5. Advancement of Expenses.

Expenses (including attorneys’ fees) reasonably incurred in defending any action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined that such Person is not entitled to indemnification by the Company. No advance will be made in instances where the Board of Directors acting on the advice of the Company’s General Counsel or independent legal counsel, or alternatively, independent legal counsel, for the Company reasonably determines in good faith that such Person would not be entitled to indemnification hereunder.

7.6. Non-Exclusivity.

The indemnification and the advancement of expenses provided by this Article VII is not exclusive of any other rights to which those Persons seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of the Board of Directors, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and will not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII will continue as to a Person who has ceased to be a Member, Director, officer or representative of the Company or PVG, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and will inure to the benefit of the heirs, executors and administrators of such Person.

7.7. Insurance.

The Board of Directors may cause the Company to purchase and maintain insurance on behalf of any Person who is or was a Member, Director, officer, agent, employee or representative of the Company or PVG, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Article VII.

7.8. Amendment and Vesting of Rights.

The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article VII may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article VII with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

7.9. Definitions.

For purposes of this Article VII, references to:

(a) The “Company” includes, in addition to the resulting or surviving limited liability company, any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member, manager, director or officer of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, officer or in any other comparable position of any Other Enterprise will stand in the same position under the provisions of this Article VII with respect to the resulting or surviving limited liability company (or other entity) as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(b) “Other Enterprises” or “Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company;

(c) “ERISA excise taxes” include any excise taxes assessed against a Person with respect to an employee benefit plan;

(d) “defense” includes investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and also includes any defensive assertion of a cross-claim or counterclaim;

(e) “serving at the request of the Company” includes any service as a director, officer, representative, agent or in any other comparable position that imposes duties on, or involves services by, a Person with respect to any Other Enterprise; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the interest of any Other Enterprise will be deemed to have acted “in the best interest of the Company” as referred to in this Article VII; and

(f) “officer” includes an “authorized person” who is authorized to act on behalf of the Company pursuant to the terms hereof, whether or not such Person has been designated an officer of the Company.

7.10. Severability.

If any provision of this Article VII or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article VII and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Director, officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article VII to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

ARTICLE VIII

TAXES, BOOKS AND BANK ACCOUNTS

8.1. Tax Returns.

The Company shall prepare and timely file (on behalf of the Company) all state and local tax returns required to be filed by the Company. The Member shall bear the costs of the preparation and filing of its returns.

8.2. Tax Characterization.

The Company and the Member acknowledge that for United States federal income tax purposes the Company will be disregarded as an entity separate from the Member pursuant to Treasury Regulation §301.7701-3 as long as all the Membership Interests of the Company are owned by one Member.

8.3. Maintenance of Books.

The Board shall keep or cause to be kept at the principal office of the Company or at such other location the Board deems appropriate complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Board and Members, and any other books and records that are required to be maintained by Applicable Law.

8.4. Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1. Events Causing Dissolution.

(a) The Company shall be of perpetual duration; however, the Company may be dissolved and its affairs be wound up on the first to occur of the following events:

(i) The unanimous consent of the Board; or

(ii) The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(iii) At any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Member of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company, and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

9.2. Effect of Dissolution.

Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Board of Directors will take such actions as may be required pursuant to the Act and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Board of Directors will have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets (the “Liquidation Proceeds”) in accordance with the provisions of Section 9.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other Applicable Laws for the purpose of winding up and liquidating.

9.3. Application of Proceeds.

Upon dissolution and liquidation of the Company, the Liquidation Proceeds will be applied and distributed in the order of priority set forth in Section 4.2.

9.4. Certificate of Cancellation.

On completion of the winding up of the Company as provided herein, any Director or officer (or such other Person or Persons as the Act may require or permit), as an authorized person of the Company, shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.10, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE X

MISCELLANEOUS

10.1. Title to the Property.

Title to the Property will be held in the name of the Company. No Member will individually have any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of a Membership Interest. The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property. No Member will have any right to seek or obtain a partition of the Property, nor will any Member have the right to any specific assets of the Company upon the liquidation of or any Distribution from the Company.

10.2. Nature of Interest in the Company.

A Member’s Membership Interest shall be personal property for all purposes.

10.3. Intentionally Omitted.

10.4. Notices.

Any notice, demand, request or other communication (each a “Notice”) required or permitted to be given by this Agreement or the Act to the Company, any Member, any Director, any officer or any other Person must be (i) hand delivered, (ii) mailed by registered or certified mail, (iii) sent via overnight delivery service, or (iv) sent via electronic transmission, in each case to the Company at its principal office or to a Member, Director, officer or any other Person at the address of such Member or such other Person as it appears on the records of the Company. All Notices that are hand delivered are deemed to be given upon delivery. All Notices that are mailed are deemed to be given on the third day after having been deposited in the United States mail, postage prepaid. All Notices that are sent via overnight delivery service are deemed to be given on the next day after having been deposited with such delivery service, postage or freight prepaid. All Notices that are sent via electronic transmission are deemed to be given on the day on which they were transmitted. The term “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.

10.5. Waiver of Default.

No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

10.6. No Third Party Rights.

Subject to Article VII, none of the provisions contained in this Agreement are for the benefit of or enforceable by any third parties, including creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Certificate or this Agreement.

10.7. Entire Agreement.

This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

10.8. Amendment.

This Agreement may be amended, altered, changed, modified or supplemented by a written instrument approved by the Board; provided, however, that this Agreement shall not be amended in a manner that would cause any provision to be inconsistent with Section 13.4(b) of the Partnership Agreement.

10.9. Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and will be enforced to the greatest extent permitted by law.

10.10. Binding Agreement.

Subject to the restrictions on the Disposition of Membership Interests herein contained, the provisions of this Agreement are binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

10.11. Headings.

The headings of the articles and sections of this Agreement are for convenience only and may not be considered in construing or interpreting any of the terms or provisions hereof.

10.12. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

10.13. Governing Law.

This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws, with all rights and remedies being governed by said laws.

[SIGNATURE PAGE FOLLOWS]

The party hereto has executed this Second Amended and Restated Limited Liability Company Agreement on the date set forth in the introductory paragraph.

MEMBER:

PENN VIRGINIA GP HOLDINGS, L.P.

By:	PVG GP, LLC, its General Partner

By:	/s/ William H. Shea, Jr.
Name: William H. Shea, Jr.
Title: President and Chief Executive Officer

Signature Page to

Second Amended and Restated Limited Liability Company Agreement of PVG GP, LLC

SCHEDULE A

Schedule of Capital Contributions, Membership Interest

and Percentage Interest

Name of Member	Capital Contribution	Membership Interest	Percentage Interest
Penn Virginia GP Holdings, L.P.	$1,000.00	100%	100%

Total	$1,000.00	100%	100%

A-1

SCHEDULE B

Names of Officers

Name	Title

William H. Shea, Jr.	President and Chief Executive Officer

Robert B. Wallace	Executive Vice President and Chief Financial Officer

Forrest W. McNair	Vice President and Controller

B-1